Exhibit 23.2

Onestop Assurance PAC
10 Anson Road #06-15
International Plaza
Singapore, 079903
Email: contact@onestop-audit.com
Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 28, 2025 in this Registration Statement on Form F-3, under the Securities Act of 1933, with respect to the consolidated balance sheet of Ryde Group Ltd and its subsidiaries (collectively, the “Company”) as of December 31, 2024, the consolidated statement of operations and comprehensive loss, changes in shareholder’s equity, and cash flow for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

August 26, 2025